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                 [Letterhead of Muldoon Murphy & Faucette LLP]

                                                                     Exhibit 5.0

                                February 15, 2002

Board of Directors
Enfield Federal Savings and Loan Association
660 Enfield Street

Enfield, Connecticut 06082

         Re:      The offering of up to 833,175 shares of
                  New England Bancshares, Inc. Common Stock

Ladies and Gentlemen:

         We have acted as special counsel to New England Bancshares, Inc., a federally chartered stock holding company (the "Company"), in connection with the proposed issuance and sale by the Company of up to 833,175 shares of its common stock, par value $0.01 per share (the "Shares") pursuant to the Company's Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We have reviewed the proposed Charter and Bylaws of the Company, the Company's proposed common stock certificate and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. In addition, we have made such investigations of law and have examined such other documents and records as we have considered necessary for purposes of this opinion.

         We understand that the Company will loan to the trust (the "ESOP Trust") for the Savings Association's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP Trust will use to purchase shares of Common Stock for which the ESOP Trust subscribes pursuant to the Offerings. For purposes of rendering the opinion set forth below, we assume that: (a) the Board of Directors of the Company has duly authorized the loan to the ESOP Trust (the "Loan"); (b) the ESOP serves a valid corporate purpose for the Company; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP Trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP Trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof.

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Board of Directors
February 15, 2002
Page 2

         Based upon and subject to the foregoing, and limited in all respects to matters of Federal law of the United States, it is our opinion that upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Shares will be duly authorized, and when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

                                             Very truly yours,




                                             /s/ Muldoon Murphy & Faucette LLP
                                             MULDOON MURPHY & FAUCETTE LLP